Exhibit 10.2

Amendment to the Restricted Stock Plan for Outside Directors

The Amended and Restated Restricted Stock Plan for Outside Directors of RGC Resources, Inc. (the "Plan"), is amended to add a new Section 2(m) to read as follows, with the subsequent definitions in Section 2 being re-lettered accordingly:

Family Trust means a trust for which the applicable Participant serves as a trustee and which is for the benefit of family members of the Participant.

Section 2(o) [formerly 2(n)] of the Plan is amended to read as follows:

Participant means a Member during the Plan Year (including any Family Trust to which Restricted Stock is transferred by him or her in accordance with Section 6 of this Plan).

Section 6 of the Plan is amended to add the following sentence at the end:

Notwithstanding the foregoing, a Participant may transfer Restricted Stock to a Family Trust.

This Amendment was adopted by the Board of Directors on March 28, 2016.

/s/ Paul W. Nester
Paul W. Nester
Secretary